                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                                Form 8-K

                             CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the Securities
                          Exchange Act of 1934


    Date of Report (Date of earliest event reported) August 11, 1995

                                 CULP, INC.
         (Exact name of registrant as specified in its charter)


         North Carolina                  0-12781                          56-1001967
(State or other jurisdiction of    (Commission File No.)        (IRS Employer Identification
         incorporation)                                                       No.)


                         101 South Main Street
                   High Point, North Carolina  27260
                (Address of principal executive offices)
                             (910) 889-5161
          (Registrant's telephone number, including area code)





     (Former name or former address, if changed since last report)

         Item 5. Other Events

               See Press Release related to first quarter earnings dated August 11, 1995 (attached).

               See Financial Information Release (attached).



                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   CULP, INC.
                                                   (Registrant)


                                           By:      Franklin N. Saxon
                                                    Franklin N. Saxon
                                                    Vice President and
                                                    Chief Financial Officer


                                           By:      Stephen T. Hancock

                                                    Stephen T. Hancock
                                                    General Accounting Manager



Dated:  August 11, 1995

FOR IMMEDIATE RELEASE



          CULP REPORTS HIGHER FIRST QUARTER SALES AND PROFITS
              REFLECTING BENEFIT FROM RAYONESE ACQUISITION


HIGH POINT, North Carolina (August 11, 1995) - Culp, Inc. today reported higher sales and earnings for the first quarter of its 1996 fiscal year.

         For  the three months ended July 30, 1995, Culp reported net
sales of $72.4 million compared with $66.3 million  a  year  ago.    Net
income for the quarter totaled $1,515,000, or $0.14 per share, compared with $1,450,000, or $0.13 per share, in the first quarter of fiscal 1995.


         Commenting on the results, Robert G. Culp, III, chief executive officer, said, "We are pleased to report sales and profit gains for our first fiscal quarter in spite of the significant sales weakness in the U.S. furniture industry during the quarter and the raw
material price increases we have received over the last year.      We
were aided in the first quarter by strong growth in mattress ticking and exports and by the inclusion of Rayonese Textile which was acquired during the fourth quarter of last year. As we had anticipated, however, the overall trend in incoming orders for our domestic upholstery fabrics did slow during the period. This pattern, which initially became evident toward the close of our fiscal 1995 year, appeared to reflect caution by furniture manufacturers about the outlook for consumer spending."


         Culp commented, "We are encouraged that the pace of demand has accelerated somewhat in recent weeks, perhaps reflecting the easing in interest rates and generally stronger prevailing forecasts for the economy. We would expect to benefit from a continuation of this strengthening, but our primary managerial focus continues to be enhancing Culp's fundamental position as one of the largest
suppliers of fabrics for the home furnishings  industry.    One  clear
measure of this commitment is the considerable investment Culp has made in recent years in modernizing and expanding manufacturing capacity. Including the record capital spending of $18 million in fiscal 1995, we have spent $70 million over the past five years principally for
production equipment and  facility  modernization.    The


                                 -MORE-


CULP Reports First Quarter Results
Page 2
August 11, 1995
magnitude of the decision to maintain efficient manufacturing facilities is evident by considering that our capital base at the close of fiscal 1995 was $144 million. For fiscal 1996, we expect a lower level of spending because of the completion of several modernization programs during the past year."

         Culp said, "This investment program is a vital part of our overall objective of delivering superior value and service to customers. Although industry conditions will remain a factor influencing our short-term performance, our emphasis is building a market position which will yield an above-average record of long-term progress."


         Culp, Inc. is a leading manufacturer and marketer of fabrics for the furniture, bedding, and institutional furnishings markets. The company's common shares are traded on The Nasdaq Stock Market (National Market) under the symbol CULP.


                               CULP, INC.
                     Condensed Financial Highlights
                              (Unaudited)




                                                                              Three Months Ended
                                                                     July 30,                 July 31,
                                                                        1995                     1994

Net sales                                                       $        72,357,000      $       66,349,000
Net income                                                      $         1,515,000      $        1,450,000

Earnings per share                                              $              0.14      $             0.13
Average shares outstanding                                               11,207,000              11,198,000


                                 -END-

                                                              (Page 1 of 8)


CULP, INC. FINANCIAL INFORMATION RELEASE
CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTHS ENDED JULY 30, 1995 AND JULY 31, 1994

(Amounts in Thousands, Except for Per Share Data)



                                                  THREE MONTHS ENDED (UNAUDITED)

                                            Amounts                        Percent of Sales
                                      July 30,   July 31,   % Over
                                        1995       1994    (Under)         1996      1995

Net sales                               72,357     66,349      9.1 %       100.0 %   100.0 %
Cost of sales                           60,159     55,249      8.9 %        83.1 %    83.3 %
     Gross profit                       12,198     11,100      9.9 %        16.9 %    16.7 %

Selling, general and
  administrative expenses                8,454      7,569     11.7 %        11.7 %    11.4 %
     Income from operations              3,744      3,531      6.0 %         5.2 %     5.3 %

Interest expense                         1,297      1,077     20.4 %         1.8 %     1.6 %
Interest income                              0        (23)  (100.0)%         0.0 %    (0.0)%
Other expense (income), net                107        177    (39.5)%         0.1 %     0.3 %
     Income before income taxes          2,340      2,300      1.7 %         3.2 %     3.5 %

Income taxes  *                            825        850     (2.9)%        35.3 %    37.0 %
     Net income                          1,515      1,450      4.5 %         2.1 %     2.2 %

Average shares outstanding              11,207     11,198      0.1 %
Net income per share                     $0.14      $0.13      7.7 %
Dividends per share                    $0.0275     $0.025     10.0 %

* Percent of sales column is calculated as a % of income before income taxes.

                                                               (Page 2 of 8)


CULP, INC. FINANCIAL INFORMATION RELEASE
CONSOLIDATED BALANCE SHEETS
JULY 30, 1995, JULY 31, 1994 AND APRIL 30, 1995

(Unaudited, Amounts in Thousands)



                                                  Amounts                Increase
                                             July 30,   July 31,        (Decrease)        * April 3
                                               1995       1994      Dollars   Percent       1995
Current assets
     Cash and cash investments                    988        380        608     160.0 %      1,393
     Accounts receivable                       38,243     33,173      5,070      15.3 %     44,252
     Inventories                               49,363     40,229      9,134      22.7 %     45,771
     Other current assets                       3,553      2,391      1,162      48.6 %      3,194
          Total current assets                 92,147     76,173     15,974      21.0 %     94,610

Restricted investments                              0      2,202     (2,202)   (100.0)%        795
Property, plant & equipment, net               75,744     66,535      9,209      13.8 %     75,805
Goodwill                                       22,391     18,588      3,803      20.5 %     22,600
Other assets                                    2,443      1,087      1,356     124.7 %      1,189

          Total assets                        192,725    164,585     28,140      17.1 %    194,999



Current Liabilities
     Current maturities of long-term debt      11,555      4,508      7,047     156.3 %     11,555
     Accounts payable                          25,864     19,772      6,092      30.8 %     32,250
     Accrued expenses                           8,520      7,505      1,015      13.5 %     11,532
     Income taxes payable                       1,139      1,224        (85)     (6.9)%        661
          Total current liabilities            47,078     33,009     14,069      42.6 %     55,998

Long-term debt                                 67,662     64,187      3,475       5.4 %     62,187

Deferred income taxes                           5,361      3,477      1,884      54.2 %      5,418
          Total liabilities                   120,101    100,673     19,428      19.3 %    123,603

Shareholders' equity                           72,624     63,912      8,712      13.6 %     71,396

          Total liabilities and
          stockholders' equity                192,725    164,585     28,140      17.1 %    194,999

Shares outstanding                             11,210     11,205          5       0.0 %     11,205

  *   Derived from audited financial statements.

                                                               (Page 3 of 8)


CULP, INC. FINANCIAL INFORMATION RELEASE
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED JULY 30, 1995 AND JULY 31, 1994
(Unaudited, Amounts in Thousands)




                                                                      THREE MONTHS ENDED

                                                                             Amounts
                                                                       July 30,   July 31,
                                                                         1995       1994


Cash flows from operating activities:
  Net income                                                              1,515      1,450
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
      Depreciation                                                        3,067      2,622
      Amortization of intangible assets                                     148        136
      Provision for deferred income taxes                                   (57)         0
      Changes in assets and liabilities:
        Accounts receivable                                               6,009      3,570
        Inventories                                                      (3,592)    (3,633)
        Other current assets                                               (359)      (164)
        Other assets                                                     (1,276)       (49)
        Accounts payable                                                 (6,386)   (10,535)
        Accrued expenses                                                 (3,012)      (653)
        Income taxes payable                                                478        588
          Net cash provided by (used in) operating activities            (3,465)    (6,668)
Cash flows from investing activities:
  Capital expenditures                                                   (3,006)    (5,153)
  Purchases of restricted investments                                         0        (22)
  Proceeds from sale of restricted investments                              795        743
  Business acquired                                                          83          0
          Net cash provided by (used in) investing activities            (2,128)    (4,432)
Cash flows from financing activities:
  Proceeds from issuance of long-term debt                                7,000      7,200
  Principal payments on long-term debt                                   (1,525)       (67)
  Net increase (decrease) in bank overdrafts                                  0      1,841
  Dividends paid                                                           (308)      (280)
  Proceeds from sale of common stock                                         21         93
          Net cash provided by (used in) financing activities             5,188      8,787

Increase (decrease) in cash and cash investments                           (405)    (2,313)

Cash and cash investments at beginning of period                          1,393      2,693

Cash and cash investments at end of period                                  988        380

                                                               (Page 4 of 8)

CULP, INC. FINANCIAL INFORMATION RELEASE
FINANCIAL ANALYSIS
JULY 30, 1995




                                                      FISCAL 95                      FISCAL 96
                                                          Q1           Q1          Q2          Q3          Q4

INVENTORIES
     Inventory turns                                        5.8           5.1

RECEIVABLES
     Days sales in receivables                               42            45
     Percent current & less than 30
     days past due (Trade only)                            98.5%         97.0%

WORKING CAPITAL
     Current ratio                                          2.3           2.0
     Working capital turnover                               5.7           5.4
     Working capital                                    $43,164       $45,069
     Working capital as a % of sales                       16.3%         15.6%

PROPERTY, PLANT & EQUIPMENT
     Depreciation rate                                      8.9%          8.9%
     Percent property, plant &
       equipment are depreciated                           43.6%         44.9%
     Capital expenditures                               $18,058 (1     $3,006

PROFITABILITY
     Net profit margin                                      2.2%          2.1%
     Gross profit margin                                   16.7%         16.9%
     Operating income margin                                5.3%          5.2%
     SG & A expenses/net sales                             11.4%         11.7%
     Return on beginning capital employed                   4.8%          4.2%
     Return on beginning equity                             9.3%          8.5%
     Earnings per share                                   $0.13         $0.14

LEVERAGE (3)
     Interest & dividend coverage                           2.5           2.3
     Total liabilities/equity                             154.1%        165.4%
     Long-term debt/equity                                 97.0%         93.2%
     Funded debt/equity                                   104.0%        109.1%
     Funded debt/capital employed                          51.0%         52.2%
     Funded debt                                        $66,493       $79,217
     Funded debt/EBITDA (LTM)                              2.55          2.42

OTHER
     Book value per share                                 $5.70         $6.48
     Employees at quarter end                             2,579         2,773
     Sales per employee (annualized)                   $104,000      $105,000
     Capital employed (3)                              $130,405      $151,841
     Effective income tax rate                             37.0%         35.3%
     EBITDA (2)                                          $6,112        $6,852
     EBITDA/net sales                                       9.2%          9.5%


  (1) Expenditures for entire year
  (2) Earnings before interest, income taxes, and depreciation & amortization.
  (3) Total liabilities, long-term debt, funded debt and capital employed are all net of restricted investments.

                                                           (Page 5 to 8)

                CULP, INC. FINANCIAL INFORMATION RELEASE
                         SALES BY BUSINESS UNIT
                  FOR THREE MONTHS ENDED JULY 30, 1995
                           AND JULY 31, 1994

                         (Amounts in thousands)




                                    THREE MONTHS ENDED (UNAUDITED)

                                     Amounts                           Percent of Total Sales
                                    July 30,  July 31,    % Over
          Business Units              1995      1994     (Under)         1996      1995
Upholstery Fabrics
  Flat Wovens
    Existing Culp                     17,584    19,613     (10.3)%        24.3 %    29.6 %
    Rossville/Chromatex               15,358    15,140       1.4 %        21.2 %    22.8 %
                                      32,942    34,753      (5.2)%        45.5 %    52.4 %

  Velvets/Prints                      23,523    20,644      13.9 %        32.5 %    31.1 %
                                      56,465    55,397       1.9 %        78.0 %    83.5 %

Mattress Ticking                      15,892 *  10,952      45.1 %        22.0 %    16.5 %

                                      72,357    66,349       9.1 %       100.0 %   100.0 %

* Includes Rayonese Shipments of $1,769.

                CULP, INC. FINANCIAL INFORMATION RELEASE
              EXPORT AND FOREIGN SALES BY GEOGRAPHIC AREA
         FOR THREE MONTHS ENDED JULY 30, 1995 AND JULY 31, 1994




                         (Amounts in thousands)

                                    THREE MONTHS ENDED (UNAUDITED)

                                     Amounts                           Percent of Total Sales
                                    July 30,  July 31,    % Over
          Geographic Area             1995      1994     (Under)         1996      1995
North America (Excluding USA)          4,544 *   3,609      25.9 %        31.5 %    32.5
Europe                                 2,875     2,798       2.8 %        19.9 %    25.2
Middle East                            2,112       863     144.7 %        14.7 %     7.8
Far East & Asia                        1,639     1,876     (12.6)%        11.4 %    16.9
South America                            445       308      44.5 %         3.1 %     2.8
All other areas                        2,797     1,655      69.0 %        19.4 %    14.9

                                      14,412    11,109      29.7 %       100.0 %   100.0



* Includes Rayonese shipments of $1,769.

                                                                 (Page 7 of 8)

                CULP, INC. FINANCIAL INFORMATION RELEASE
                          FINANCIAL NARRATIVE
             for the three month period ended July 30, 1995


INCOME STATEMENT COMMENTS

       (Bullet) GENERAL - The company is pleased to report sales and profit gains for its first fiscal quarter in spite of the significant sales weakness in the U. S. furniture industry during the last three months and the raw material prices the company has received over the last year. This quarter makes the eleventh (11th) consecutive quarter of record earnings and the ninth (9th) consecutive quarter of record sales.

         The company attributes this successful record to, among other things, two key growth strategies: (1) a focus on related markets, such as the Bedding, Export, Contract and Home Textiles markets, other than the U.S. residential furniture industry in order to reduce our dependency on one cyclical and geographic area; and (2) investment in the creative side of our business -- the company has significantly increased the resources (both designers and CAD systems) dedicated to the design and product development areas in each business unit over the last eighteen (18) months.

       (Bullet) NET SALES - Upholstery fabric sales increased 1.9% to $56.5 million and mattress ticking sales increased 45.2% to $15.9 million for the quarter. The Mattress Ticking and Velvets/Prints business units reported substantial sales gains for the quarter - Mattress Ticking up 45.3% and Velvets/Prints up 13.9%, while our two other business units reported weak results - Flat Wovens down 10.3% and
Rossville/Chromatex up 1.4%.    Comments  on  current  backlogs  and
incoming  order rates versus last year are as follows: Mattress Ticking
- - up significantly; Flat Wovens - up slightly overall, with recent strength in the jacquard product line and weakness in the dobby line; and Rossville/Chromatex - up slightly with strength in its dobby product line and weakness in its jacquard product line; and in Velvets/Prints
- - up moderately, with strength in the wet prints and heat-transfer prints product lines. The results of the Velvets/Prints business unit were much improved from the first quarter of last year. The company has institutes a small "across-the-board" price increase of approximately 2%, generally effective for shipments after October 1, 1995.

         Export and foreign sales, including sales from Rayonese of $1.8 million, were up 29.7% for the quarter, with particular strength in the Middle East. Sales into Europe were up 2.8% for the quarter, a continuation of the positive trend that began in the second quarter of fiscal 1995. The majority of the export growth is coming from the Flat Wovens and Rossville/Chromatex business units, with particular strength in the jacquard product lines. The outlook for export sales gains remains good.

         The U.S. residential and contract furniture industries have softened considerably during the last several months, which has finally affected our U.S. upholstery fabric business, particularly in
the Flat Wovens  and  Rossville/Chromatex  business  units.   The
company believes this softening is temporary and that business conditions are trending more positive, beginning with our second fiscal quarter. The trend of interest rates has turned downward, with mortgage rates becoming more attractive.

        (Bullet) GROSS PROFIT - The gross profit increase of 9.9% for the quarter reflects significant gains in Mattress Ticking and Velvets/Prints, which were partially offset by significant decreases in Flat Wovens and Rossville/Chromatex. Additionally, during the quarter, the company recorded a $150,000 credit related to the successful resolution of a North Carolina sales tax matter. The company's margins are being affected by the significant price increase in its raw materials over the last year. The company has been unable to pass along all of the costs increases it has received.

        (Bullet) S,G & A EXPENSES - S,G&A expenses for the quarter were up as a percentage of sales to 11.7% from 11.4%, which reflects higher design expenses and export selling costs.

        (Bullet) INTEREST EXPENSE - The increase for the quarter is due to additional borrowings related to the Rayonese acquisition, capital expenditures and higher levels of working capital necessary to
support sales growth.    During April, May, and June 1995, the company
entered into three interest rate swap agreements that effectively provide for (1) a fixed rate of 7.34% for five years on $15.0 million of its bank borrowings;

    CULP, INC. FINANCIAL INFORMATION RELEASE           (page 8 of 8)
                    FINANCIAL NARRATIVE - continued
             for the three month period ended July 30, 1995


(2) a fixed rate of 6.85% for seven years on $5.0 million of its bank borrowings; and (3) a fixed rate of 6.60% for seven years on $5.0 million of its bank borrowings.

       (Bullet) OTHER EXPENSE (INCOME), NET - This expense includes several items: amortization of goodwill and debt issue costs and other miscellaneous items. Additionally, the company recorded a credit of $100,000 related to the favorable settlement of an environmental dispute with the former owner of one of the company's facilities.

        (Bullet) INCOME TAXES - The effective tax rate for the quarter decreased primarily due to the income earned in Canada related to Rayonese, which carries a significantly lower effective tax rate of 31.0%.

        (Bullet) EBITDA  - EBITDA for the quarter increased $0.7
million, or 12.1%, from last year's first quarter, and represented 9.5% of net sales compared with 9.2% of net sales last year.


BALANCE SHEET COMMENTS

        (Bullet) WORKING CAPITAL - The increase in inventories over fiscal year end is attributable to higher raw material inventories, which are being reduced during the same fiscal quarter. The company has made excellent progress in reducing finished goods inventory in the last six months. The company has historically built finished goods inventory during its first fiscal quarter.

        (Bullet) PROPERTY, PLANT AND EQUIPMENT, NET - For fiscal 1996, the capital budget is $11.0 million. Of this total, $2.5 million of capital expenditures relates to Rayonese. Depreciation expense for
fiscal 1996 is expected  to  approximate  $13.5  million.   The major
weaving expansion at Rayonese is proceeding well and is expected to be completed and fully operational by the end of September 1995.

        (Bullet) LONG-TERM DEBT - At July 30, 1995, the company had $15.8 million in IRB borrowings, $17.0 million in borrowings under its revolving credit facility, $40.0 million in a term facility, $1.0 million in a subordinated note payable and $5.5 million in a convertible note payable. The current maturities of $11.6 includes
$6.0 million repayment of the term loan, $100,000 repayment of IRBs and $5.5 million of the convertible note payable because the note is callable by the holder, beginning March 6, 1996.

        (Bullet) RAYONESE  TEXTILE  INC.  PURCHASE    -    On  March 6,
1995, the company completed the acquisition of Rayonese  Textile  Inc.
("Rayonese").   (See Form 8-K, dated December 23, 1994, for more
detailed information about  the  purchase.)    The transaction has a
preliminary estimated value of approximately $10.5 million and includes the purchase of 100% of the Rayonese common stock and the assumption of Rayonese's funded debt. The acquisition has been accounted for as a purchase, and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The preliminary estimated fair values of assets and retained liabilities acquired are summarized below:


                                                                 March 6,
(dollars  in thousands)                                            1995

Accounts receivable, net                                      $      2,207
Inventories                                                          1,878
Other current assets                                                    39
Property, plant and equipment                                        5,000
Goodwill                                                             4,120
Accounts payable and accrued liabilities                            <2,782>

                                                                  $ 10,462

The operating results of this acquisition are included in the company's results of operations from the date of acquisition.